Exhibit F
(614) 223-1649

May 28, 1999


Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

Gentlemen:

In connection with the transactions proposed and described in the Application or Declaration on Form U-1 filed with the Securities and Exchange Commission by Southern Ohio Coal Company, a coal subsidiary of Ohio Power Company, to which this opinion is an exhibit, I have examined, among other things, the Application or Declaration on Form U-1 and the documents referred to in it and such other documents as I have found necessary to form the basis of this opinion.

I am of the opinion that, in the event that the proposed transactions are consummated in accordance with said Application or Declaration, as the same may be amended:

      (a) All state laws applicable to the proposed transactions will have been complied with;

      (b) The Southern Ohio Coal Company may lawfully return excess capital to Ohio Power Company through declaration of a dividend on its common stock out of capital surplus;

      (c) Consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Southern Ohio Coal Company, Ohio Power Company or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Application or Declaration.

Very truly yours,

 /S/ Ann B. Graf

Ann B. Graf